June 1, 2018

Charles F. McCain

Harbor Funds

111 South Wacker Drive, 34th Floor

Chicago, IL 60606

RE:	Contractual Expense Limitations – June 1, 2018 through February 29, 2020

Dear Mr. McCain:

In connection with our service as investment adviser to the specific Harbor funds listed below, we hereby agree to limit the total annual operating expenses, excluding interest expense (if any), of each class of shares of such Harbor funds until February 29, 2020 in the manner set forth below:

Harbor High Yield Opportunities Fund	Institutional Class	Retirement Class	Administrative Class	Investor Class
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.73%	0.65%	0.98%	1.10%

Harbor Bond Fund	Institutional Class	Retirement Class	Administrative Class
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.51%	0.43%	0.76%

Harbor Real Return Fund	Institutional Class	Retirement Class	Administrative Class
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.52%	0.44%	0.77%

Harbor Core Bond Fund	Institutional Class	Retirement Class
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.45%	0.37%

Harbor Money Market Fund	Institutional Class	Administrative Class
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.28%	0.53%

We shall have no ability to terminate or modify this expense limitation agreement through February 29, 2020. This agreement shall automatically expire without further action by the parties at the close of business on February 29, 2020.

111 South Wacker Drive, 34th Floor | Chicago, Illinois 60606-4302

T 800-422-1050 | F 312-443-4444 | www.harborfunds.com

Mr. McCain

June 1, 2018

Please acknowledge your agreement with the foregoing as of the date set forth above by signing in the space provided below and returning an executed original to my attention.

HARBOR CAPITAL ADVISORS, INC.

By:
Brian L. Collins, Executive Vice President

Agreed and Accepted: HARBOR FUNDS

By:
Charles F. McCain, President